Execution Version

Exhibit 10.41

FIRST AMENDMENT AND WAIVER TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT AND WAIVER TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 1, 2019, is among Lilis Energy Inc., a Nevada corporation (the “Borrower”), certain Subsidiaries of the Borrower (the “Guarantors”), BMO Harris Bank, N.A. (“BMO”), as Administrative Agent for the Lenders, and the other Lenders from time to time party hereto.
Recitals
A.    WHEREAS, the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent are parties to that certain Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.    WHEREAS, subject to the terms and conditions set forth herein, the Lenders have agreed to redetermine the Borrowing Base and make certain other amendments to the Credit Agreement as set forth herein.
C.    WHEREAS, the Borrower has informed the Administrative Agent that the Borrower may be unable to satisfy the leverage ratio covenant in Section 9.01(a) of the Credit Agreement as of the fiscal quarter ended December 31, 2018 (the “December 31, 2018 Leverage Ratio”) and the Borrower has requested that the Majority Lenders consent to a waiver of the requirement to comply with the December 31, 2018 Leverage Ratio (the “Waiver Request”).
D.    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, which include all of the Lenders party to the Credit Agreement, agree as follows:
Section 1Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Agreement, shall have the meaning ascribed to such term in the Credit Agreement.
Section 2    Waiver. Subject to the occurrence of the Effective Date, the Borrower hereby requests, and the Administrative Agent and the Majority Lenders hereby agree to the Waiver Request.
Section 3    Effective Date Amendments. Subject to the occurrence of the Effective Date, the following amendments to the Credit Agreement shall be made:
3.1    The definition of “EBITDAX” is hereby amended by (a) inserting “and” immediately before clause (vi) thereof and (b) replacing such clause (vi) in its entirety to read as follows:
(vi) transactional costs, fees and expenses (excluding, for the avoidance of doubt, capitalization of PIK interest, payment of accrued interest and other similar costs and expenses) relating to this Agreement, the Transactions, the Second Lien Facility and transactions relating to the Second Lien Discharge in an aggregate amount with respect to this clause (vi) not to exceed (A) $2,000,000 with respect to the Fiscal Quarter ended December 31, 2018, (B) $1,750,000 with respect to the Fiscal Quarter ending March 31, 2019, and (C) thereafter, 10.00% of EBITDAX during the period in which such costs, fees and expenses are incurred, minus (b) all noncash income to the extent included in determining Consolidated Net Income for such period (including cancellation of indebtedness income and non-cash income resulting from the requirements of ASC 410 and 815)
3.2    The definition of “Indebtedness” is hereby amended by amending and restating clause (i) of the proviso at the end thereof in its entirety to read as follows:
(i) (A) from and after the Closing Date until June 1, 2019, trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business and (B) from and after June 1, 2019, trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business that are not overdue by more than ninety (90) days (other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP),
Section 4    Amendments. Subject to the occurrence of the Borrowing Base and Amendment Effective Date, the following amendments to the Credit Agreement shall be made:
4.1    Amendment to Section 1.01. The following definitions are added to the Credit Agreement in their entirety where alphabetically appropriate, in each case, to read as follows:
“Borrowing Base and Amendment Effective Date” means the Borrowing Base and Amendment Effective Date as defined in the First Amendment.
“First Amendment” means that certain First Amendment and Waiver to Second Amended and Restated Credit Agreement dated as of March 1, 2019 among the Borrower, Guarantors, Administrative Agent and the Lenders party hereto, as amended, supplemented or otherwise modified.
“First Amendment Period” means the period commencing on and from the Borrowing Base and Amendment Effective Date through the date on which the New Borrowing Base Notice is delivered in respect of the July 1, 2019 Scheduled Redetermination pursuant to the First Amendment.
“May 2019 Reserve Report” has the meaning assigned to such term in Section 8.12(a).
“Series E Preferred Stock” means the Borrower’s Series E 8.25% Convertible Participating Preferred Stock.
“Series F Preferred Stock” means the Borrower’s Series F 9.00% Participating Preferred Stock.
4.2    Amendment to Section 1.01. Clause (d)(iii) of the definition of “Change in Control” is hereby amended by replacing “Specified Preferred Stock” with “Permitted Holders”.
4.3    Amendment to Section 1.01. The following definitions in the Credit Agreement are hereby amended and restated in their entirety, in each case, to read as follows:
“Maturity Date” means the fifth (5th) anniversary of the Closing Date.
“Second Lien Discharge” means the Second Lien Facility and/or the Second Lien Obligations, in each case, has been repaid and/or converted in full to (i) common Equity Interests, (ii) preferred Equity Interests on terms substantially similar to those set forth in the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock and/or (iii) other preferred Equity Interests on terms reasonably acceptable to the Administrative Agent.
“Second Lien Discharge Date” means the date on which the Second Lien Discharge has occurred.
“Series C Preferred Stock” means the Borrower’s Series C-1 9.75% Participating Preferred Stock and Series C-2 9.75% Participating Preferred Stock.
“Series D Preferred Stock” means the Borrower’s Series D 8.25% Participating Preferred Stock.
“Specified Preferred Stock” shall mean (a) the Series C Preferred Stock, (b) the Series D Preferred Stock, (c) the Series E Preferred Stock, (d) the Series F Preferred Stock, (e) any Equity Interests issued in connection with a conversion of the Second Lien Facility and (f) any Equity Interests of the Borrower that (i) are perpetual preferred stock, (ii) are not Disqualified Capital Stock, (iii) do not require the scheduled payments of dividends in cash or Cash Equivalents prior to the Maturity Date (it being understood, for the avoidance of doubt, that dividends in the form of additional Specified Preferred Stock or accrual to the stated value or liquidation preference thereof are permitted) and (iv) are not and do not become convertible into or exchangeable for Indebtedness or any other Equity Interests that would (A) constitute Disqualified Capital Stock or (B) provide for the required scheduled payments of dividends in cash or Cash Equivalents prior to the Maturity Date.
4.4    Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “September 1, 2018 Reserve Report”.
4.5    Amendment to Section 2.07. Section 2.07 of the Credit Agreement is hereby amended as follows:
(a)    Clause (a) thereof is amended and restated in its entirety to read as follows:
(a)    Initial Borrowing Base. For the period from and including the Borrowing Base and Amendment Effective Date to but excluding the first Redetermination Date thereafter, the amount of the Borrowing Base shall be $125,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.
(b)    Clause (b) thereof is amended and restated in its entirety to read as follows:
(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined on or about July 1, 2019 and thereafter, semi-annually on or about May 1st and November 1st of each year, commencing on or about November 1, 2019, in each case in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders on the date of such applicable redetermination. The Borrower may, by notifying the Administrative Agent thereof, one time between any Scheduled Redetermination, elect to cause the Borrowing Base to be redetermined in accordance with this Section 2.07. Further, the Administrative Agent may, or at the direction of the Required Lenders shall, by notifying the Borrower thereof, one time between any Scheduled Redeterminations, elect to cause the Borrowing Base to be redetermined (collectively with the Borrower’s right set forth in the previous sentence, an “Interim Redetermination”) in accordance with this Section 2.07.
(c)    Clause (c)(ii)(A) thereof is amended and restated in its entirety to read as follows:
(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) (excluding the May 2019 Reserve Report) in a timely and complete manner, then before or on or about April 15th or October 15th, as the case may be, of such year following the date of delivery, and (2) if (I) the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner and (II) in connection with the May 2019 Reserve Report, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(d)    Clause (d)(i) thereof is amended and restated in its entirety to read as follows:
(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) (excluding the May 2019 Reserve Report) in a timely and complete manner, then on or about May 1st or November 1st of each year, as applicable, following such notice (or as soon as possible thereafter, pursuant to the procedures set forth in Section 2.07(c)(iii)), (B) in connection with the May 2019 Reserve Report, then on or about July 1, 2019 and (C) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and
4.6    Amendment to Section 8.12. Section 8.12(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)    On or before June 1, 2019 and each October 1st and April 1st thereafter, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1st and July 1st, as applicable, or, with respect to the report required to be delivered on or before June 1, 2019, as of no earlier than May 1, 2019 (the “May 2019 Reserve Report”). The Reserve Report as of January 1st and delivered on or before April 1st of each year (the “January 1 Reserve Report”), shall be prepared by one or more Approved Petroleum Engineers, and the May 2019 Reserve Report and each Reserve Report as of July 1st and delivered on or before October 1st of each year, shall be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower (in a manner reasonably acceptable to the Administrative Agent) who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.
4.7    Amendment to Section 9.04. Section 9.04 of the Credit Agreement is hereby amended as follows:
(a)    Part (A) of the parenthetical in clause (a)(iv) thereof is amended by deleting “or” before “the Series D Preferred Stock”, replacing it with a comma and adding “, the Series E Preferred Stock or the Series F Preferred Stock” before “and/or other preferred Equity Interests”.
(b)    The period at the end of clause (a)(v) thereof is hereby deleted and replaced with a semicolon, and the following proviso is added at the end thereof:
provided that no Restricted Payment shall be permitted to be made pursuant to this Section 9.04(a)(v) during the First Amendment Period.
(c)    Clause (b)(i)(B)(2) thereof is amended by deleting “or” before “the Series D Preferred Stock”, replacing it with a comma and adding “, the Series E Preferred Stock or the Series F Preferred Stock” before “and/or other preferred Equity Interests”.
Section 5    Conditions Precedent to Effective Date. This Agreement shall become effective on the date (such date, the “Effective Date”) when each of the following conditions is satisfied (or waived) in accordance with the terms herein:
5.1    The Administrative Agent and the Lenders, shall have received (a) reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under Section 12.03 of the Credit Agreement in connection with this Agreement (including, the fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent) and (b) a consent fee payable to the Administrative Agent for the account of each Lender that executes and delivers a signed counterpart of this Agreement on or prior to the Effective Date (each such Lender, a “Consenting Lender”) in an amount equal to 0.175% of each such Consenting Lender’s pro rata share of the Borrowing Base in effect immediately prior to the Effective Date;
5.2    The Administrative Agent shall have received from the Borrower, each Guarantor, and each Lender in their respective capacities, counterparts of this Agreement signed on behalf of such Persons.
5.3    As of the Effective Date, after giving effect to this Agreement, (a) the representations and warranties of each Loan Party set forth in the Credit Agreement and in each other Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such earlier date and (b) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.
Each party hereto hereby authorizes and directs the Administrative Agent to declare the this Agreement to be effective (and the Effective Date shall occur) when it has received documents confirming or certifying, to the reasonable satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 5. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 6    Conditions Precedent to Borrowing Base and Amendment Effective Date. Section 4 of the Agreement shall become effective on the date (such date, the “Borrowing Base and Amendment Effective Date”) when each of the following conditions is satisfied (or waived) in accordance with the terms herein:
6.1    The Effective Date shall have occurred.
6.2    The Administrative Agent and the Lenders shall have received (a), for the ratable benefit of each Lender, an upfront fee equal to 60.0 basis points on an amount equal to the increase in such Lender’s allocated share of the Borrowing Base on the Borrowing Base and Amendment Effective Date over such Lender’s allocated share of the Borrowing Base in effect immediately prior to the Borrowing Base and Amendment Effective Date (which upfront fees shall be fully earned and due and payable in full on the occurrence of the Borrowing Base and Amendment Effective Date) and (b) reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under Section 12.03 of the Credit Agreement in connection with this Agreement (including, fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).
6.3    The Second Lien Discharge Date shall have occurred, or shall occur, substantially contemporaneously with the occurrence of the Borrowing Base and Amendment Effective Date.
6.4    As of the Borrowing Base and Amendment Effective Date, after giving effect to this Agreement, (a) the representations and warranties of each Loan Party set forth in the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such earlier date and (b) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.
Each party hereto hereby authorizes and directs the Administrative Agent to declare effective the Borrowing Base and Amendment Effective Date when it has received documents confirming or certifying, to the reasonable satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 6. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 7    Covenant. The Borrower covenants and agrees with the Lenders that the Second Lien Discharge Date shall occur within thirty (30) days of the Effective Date. The failure of the Second Lien Discharge Date to occur prior to a date that is within thirty (30) days of the Effective Date shall result in an Event of Default under the Credit Agreement.
Section 8    Miscellaneous.
8.1    Preferred Stock Terms. For the avoidance of doubt, the Administrative Agent acknowledges and agrees that the terms of the Series E Preferred Stock and the Series F Preferred Stock (in each case, as defined in Section 3 above and as in effect on the Effective Date and as amended thereafter in a manner not materially adverse to the Administrative Agent or the Lenders) are reasonably acceptable to the Administrative Agent for purposes of clause (b)(B)(iii) of the definition of “Maturity Date” in the Credit Agreement (as in effect prior to the Borrowing Base and Amendment Effective Date).
8.2    Limitation of Waivers. The consent, waiver and agreement contained herein, shall not be a consent, waiver or agreement by the Administrative Agent or the Lenders of any Defaults or Events of Default, as applicable, which may exist (other than, for the avoidance of doubt, with respect to the December 31, 2018 Leverage Ratio) or which may occur in the future under the Credit Agreement or any other Loan Document, or any future defaults of the same provision waived hereunder (collectively, “Other Violations”). Similarly, nothing contained in this Agreement shall directly or indirectly in any way whatsoever: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Credit Agreement or any other Loan Document, as the case may be, with respect to any Other Violations, (b) except as set forth herein, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument, as applicable. Nothing in this letter shall be construed to be a consent by the Administrative Agent or the Lenders to any Other Violations.
8.3    Confirmation. The provisions of the Credit Agreement shall remain in full force and effect following the Effective Date and the Borrowing Base and Amendment Effective Date.
8.4    Ratification and Affirmation; Representations and Warranties. Each of the Guarantors and the Borrower (a) acknowledges the terms of this Agreement, (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document (including, without limitation, the Guaranteed Liabilities) and agrees that each Loan Document remains in full force and effect as expressly amended hereby, (c) certifies to the Lenders, on the Effective Date or the Borrowing Base Amendment Effective Date, as applicable, that, after giving effect to this Agreement and the amendments and transactions occurring on the Effective Date or the Borrowing Base Amendment Effective Date, (i) the representations and warranties of each Loan Party set forth in the Credit Agreement and in each other Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty are true and correct), except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty are true and correct) as of such earlier date and (ii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing and (c) acknowledges that it is a party to certain Security Instruments securing the Secured Obligations and agrees that according to their terms the Security Instruments to which it is a party will continue in full force and effect to secure the Secured Obligations under the Loan Documents, as the same may be amended, supplemented or otherwise modified.
8.5    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed a signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
8.6    No Oral Agreement. This Agreement, the Credit Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreement and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
8.7    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.8    Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent.
8.9    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
8.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section 12.04 of the Credit Agreement.
8.11    Loan Documents. This Agreement is a Loan Document.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the Effective Date.

BORROWER:	LILIS ENERGY, INC.

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
GUARANTORS:	BRUSHY RESOURCES, INC.

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
HURRICANE RESOURCES LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
IMPETRO OPERATING LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer
LILIS OPERATING COMPANY, LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer

IMPETRO RESOURCES, LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Title: President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	BMO HARRIS BANK N.A., as Administrative Agent, and a Lender

By:        /s/ Melissa Guzmann
Name:    Melissa Guzmann
Title:    Director

LENDERS:	SUNTRUST BANK, as a Lender
By:/s/ Benjamin L. Brown
Name:    Benjamin L. Brown
Title:    Director

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender
By:        /s/ Christopher Kuna
Name:    Christopher Kuna
Title:    Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:        /s/ Nupur Kumar
Name:    Nupur Kumar
Title:    Authorized Signatory
By:        /s/ Christopher Zybrick
Name:    Christopher Zybrick
Title:    Authorized Signatory